Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of December 31, 2005 and the unaudited pro forma condensed combined statements of operations for the six months ended December 31, 2005 are based on the historical financial statements of Openwave Systems Inc. (“Openwave”) and Musiwave S.A. (“Musiwave”) after giving effect to Openwave’s acquisition of Musiwave using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements as if such acquisition had occurred as of December 31, 2005, for pro forma balance sheet purposes and as of July 1, 2005, for pro forma statement of operations purposes.

The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed of Musiwave in connection with the acquisition, based on their estimated fair values. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. The allocation of the estimated purchase price is preliminary pending finalization of those estimates and analyses. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of income in future periods or the results that actually would have been realized had Openwave and Musiwave been a combined company during the specified periods. Certain reclassification adjustments have been made in the presentation of the Musiwave historical amounts to conform Musiwave’s financial statement basis of presentation to that followed by Openwave. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, Openwave’s historical consolidated financial statements included in its Form 10-Q for the six months ended December 31, 2005, and Musiwave’s historical consolidated financial statements for the year ended June 30, 2005, which are filed as Exhibit 99.1 to this Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET OF OPENWAVE AND MUSIWAVE

As of December 31, 2005

(in thousands)

	Historical		Pro Forma
	Openwave	Musiwave	Adjustments		Combined
Assets
Current Assets:
Cash and cash equivalents	$293,712	$3,624	$(114,239	)(a)	$183,097
Short-term investments	249,259	2,177	—		251,436
Accounts receivable, net	138,729	13,002	—		151,731
Prepaid and other current assets	22,466	1,962	—		24,428

Total current assets	704,166	20,765	(114,239)		610,692

Property and equipment, net	17,447	1,641	—		19,088
Long-term investments and restricted cash and investments	50,988	—	—		50,988
Deposits and other assets	3,614	1,545	—		5,159
Goodwill	50,769	—	88,651	(b)	139,420
Intangibles assets, net	26,433	419	37,330	(b)	63,763
			(419	)(c)

	$853,417	$24,370	$11,323		$889,110

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$12,410	$6,458	$—		$18,868
Accrued liabilities	57,522	13,409	2,100	(d)	73,031
Accrued restructuring costs	20,604	—	—		20,604
Deferred tax liabilities, net	1,307	—	3,203	(b)	4,510
Deferred revenue	51,553	606	(606	)(e)	51,553
Notes payable	—	344	—		344

Total current liabilities	143,396	20,817	4,697		168,910

Accrued restructuring costs, less current portion	70,862	—	—		70,862
Deferred revenue, less current portion	1,893	944	(59	)(e)	2,778
Deferred rent obligations	912	—	—		912
Deferred tax liabilities, less current portion, net	3,484	—	9,116	(b)	12,600
Convertible subordinated notes, net	147,780	—	—		147,780
Notes payable, less current portion	—	178	—		178

Total liabilities	368,327	21,939	13,754		404,020

Commitments and contingencies

Stockholders’ equity:
Common stock	92	1,231	(1,231	)(f)	92
Additional paid-in capital	3,113,526	6,552	(6,552	)(f)	3,113,526
Accumulated other comprehensive loss	(927)	127	(127	)(f)	(927)
Accumulated deficit	(2,627,601)	(5,479)	5,479	(f)	(2,627,601)

Total stockholders’ equity	485,090	2,431	(2,431)		485,090

	$853,417	$24,370	$11,323		$889,110

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF OPENWAVE AND MUSIWAVE

For the six months ended December 31, 2005

(in thousands)

	Historical		Pro Forma
	Openwave	Musiwave	Adjustments		Combined
Revenues:
License	$98,747	$—	$—		$98,747
Maintenance and support	48,647	837	—		49,484
Services	60,436	483	(467	)(e)	60,452
Content delivery	—	16,672	—		16,672

Total revenues	207,830	17,992	(467)		225,355

Cost of revenues:
License	6,635	—	—		6,635
Maintenance and support	15,956	389	—		16,345
Services	41,906	1,299	342	(g)	43,547
Content delivery	—	8,385	—		8,385

Total cost of revenues*	64,497	10,073	342		74,912

Gross profit	143,333	7,919	(809)		150,443

Operating expenses:
Research and development	45,341	3,686	947	(g)	49,974
Sales and marketing	58,484	3,430	3,662	(g)	65,576
General and administrative	35,055	1,542	841	(g)	37,438
Restructuring and other related costs	6,905	—	—		6,905
Amortization of intangible assets	1,428	—	—		1,428
Gain on sale of technology and other	(7,549)	—	—		(7,549)

Total operating expenses*	139,664	8,658	5,450		153,772

Operating income (loss)	3,669	(739)	(6,259)		(3,329)
Interest income	4,817	—	(2,399	)(h)	2,418
Interest expense	(2,542)	—	—		(2,542)
Other income (expense), net	(1,606)	40	—		(1,566)
Impairment of non-marketable equity securities	(104)	—	—		(104)

Income (loss) before provision for income taxes	4,234	(699)	(8,658)		(5,123)
Income taxes	3,466	224	(1,602	)(i)	2,088
Minority interest income	—	(1)	1	(j)	—

Net income (loss)	$768	$(922)	$(7,057)		$(7,211)

Basic net income (loss) per share	$0.01				$(0.10)

Diluted net income (loss) per share	$0.01				$(0.09)

Shares used in computing basic net income (loss) per share	72,542				72,542
Shares used in computing diluted net income (loss) per share	77,224				77,224
________
* Stock-based compensation by category:
Maintenance and support services	$1,006	$—	$—		$1,006
Professional services	899	—	—		899
Research and development	4,144	—	—		4,144
Sales and marketing	8,768	—	—		8,768
General and administrative	6,698	—	—		6,698

	$21,515	$—	$—		$21,515

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

On January 13, 2006, Openwave acquired all of the outstanding issued share capital of Musiwave, a leading provider of mobile music entertainment services to operators and media companies worldwide for the initial aggregate consideration of approximately $116.3 million (the “Initial Consideration”).

The unaudited pro forma condensed combined balance sheet at December 31, 2005 is presented to give effect to Openwave’s acquisition of Musiwave as if the transaction had been consummated on that date. The unaudited pro forma condensed combined balance sheet at December 31, 2005 has been prepared by combining the historical unaudited consolidated balance sheet data of Openwave and Musiwave on a US GAAP basis as of December 31, 2005 to give effect to Openwave’s acquisition of Musiwave using the purchase method of accounting and apply the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statements of operations of Openwave and Musiwave for the six months ended December 31, 2005 are presented as if Openwave’s acquisition of Musiwave had been consummated on July 1, 2005. The unaudited pro forma condensed combined statements of operations of Openwave and Musiwave for the six months ended December 31, 2005 have been prepared using the historical consolidated statements of operations of Openwave and Musiwave for the six months ended December 31, 2005 and giving effect to Openwave’s acquisition of Musiwave using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to these unaudited pro forma condensed combined financial statements.

2. Preliminary Purchase Price

The unaudited pro forma condensed combined financial statements reflect the Initial Consideration of approximately $116.3 million. The estimated Initial Consideration of the proposed Musiwave acquisition is as follows (in thousands):

Cash	$114,239
Direct transaction costs	2,100

Total estimated initial consideration	$116,339

In addition to the Initial Consideration, Openwave may pay contingent consideration amounts relating to a performance-based earn out (“Earn Out”) and a retention agreement (“Holdback Amount”). The maximum amount potentially payable under the Earn Out is €15.0 million, or approximately $18.2 million, and is payable with a mixture of cash and common stock. The exact proportions of cash and stock shall be determined by Openwave prior to the payment date, provided that the cash portion shall not be less than 43.7%. The Earn Out is contingent upon Musiwave achieving certain financial targets during calendar year 2006, and is expected to be paid, if applicable, shortly thereafter. Any Earn Out payments made will be accounted for as additional purchase price and will increase goodwill and are to be paid in Euros. The Dollar amounts set forth above are subject to exchange rate fluctuation.

The maximum amount potentially payable for the Holdback Amount is approximately €2.3 million, or $2.8 million, for retention of certain key employees of Musiwave for an 18 month period beginning January 13, 2006. Sixty percent of the Holdback Amount also secures against potential claims and litigation under the Amended Agreement. The Holdback Amount will be amortized over the 18 month period as compensation expense.

Under the purchase method of accounting, the estimated Initial Consideration as shown in the table above is allocated to Musiwave’s net tangible and identifiable intangible assets based on their estimated fair values as of January 13, 2006. The allocation of the purchase price is preliminary pending the completion of various analyses and the finalization of estimates. The allocation of the Initial Consideration as of December 31, 2005 and the estimated useful lives and first year amortization on an annualized basis associated with certain assets is as follows (in thousands):

	Amount	Pro Forma First Year Amortization	Estimated Useful Life
Net assets assumed	$2,677	$—	n/a
Identifiable intangible assets:
Carrier relationships	24,700	6,175	4
Label relationships	2,850	950	3
Internal use software	5,680	1,893	3
Content	4,100	683	6
Deferred tax liabilities	(12,319)	—	n/a
Goodwill	88,651	—	n/a

Allocation of estimated initial consideration	$116,339	$9,701

A preliminary estimate of $37.3 million has been allocated to amortizable intangible assets consisting of carrier relationships, label relationships, internal use software and content with useful lives not exceeding six years.

A preliminary estimate of $88.7 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determined that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

3. Pro Forma Adjustments

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the acquisition was completed on December 31, 2005 for balance sheet purposes and on July 1, 2005 for statements of operations purposes and reflect the following pro forma adjustments:

(a)	To reflect the cash portion of the Initial Consideration.

(b)	To establish amortizable intangible assets, goodwill and deferred tax liabilities resulting from the acquisition.

(c)	To eliminate the historical net intangible assets balance of Musiwave.

(d)	To record estimated direct transaction costs incurred by Openwave.

(e)	To reflect the reduction of deferred revenue for which no substantive delivery cost remains after the date of acquisition.

(f)	To eliminate the historical stockholders’ equity of Musiwave.

(g)	To record amortization of the intangible assets and Holdback Amount resulting from the acquisition.

(h)	To record the estimated resulting decrease in interest income based on the weighted average rate of return for the periods presented.

(i)	To record the income tax impact of deferred tax liabilities resulting from the acquisition.

(j)	To eliminate the historical minority interest recorded by Musiwave.

Certain reclassifications have been made to conform Musiwave’s historical financial statement presentation to Openwave’s financial statement presentation.